News
For Immediate Release

El Paso Corporation and Global Infrastructure Partners Close $1.5 Billion Ruby Financing

HOUSTON, TEXAS, May 5, 2010—El Paso Corporation (NYSE: EP) and Global Infrastructure Partners (GIP) today announced they have closed the project financing for the Ruby Pipeline project.  The seven-year, $1.5 billion debt facility is supported by a group of domestic and international banks.  Ruby’s borrowing rate is LIBOR plus 300 basis points for the first two years; LIBOR plus 325 basis points for the third and fourth years; and LIBOR plus 375 basis points for the fifth, sixth and seventh years, assuming that $700 million of debt is refinanced by the end of the fourth year.  Ruby intends to enter into forward swap agreements to fix at least 75 percent of the floating LIBOR interest rate, beginning in June 2011 and extending through the maturity of the bank facility.  Assuming the current six-month LIBOR rate, the expected weighted average rate for the financing is expected to be less than 7 percent, excluding debt issuance costs.

“The closing of the Ruby Financing project represents the delivery of the most significant component of our 2010 financing plan,” said Doug Foshee, chairman, president, and chief executive officer of El Paso Corporation. “With the sale of our Mexican pipeline assets and the recent drop down to El Paso Pipeline Partners, L.P., we have effectively addressed our funding requirements for 2010.”

Ruby will not draw under the new facility until it has received final regulatory approvals and other conditions precedent under the financing agreements.  The debt will be supported by the equity of Ruby and an El Paso Corporation construction completion guarantee.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner.  The company owns North America’s largest interstate natural gas pipeline system and one of North America’s largest independent natural gas producers.  For more information, visit www.elpaso.com.

El Paso has entered into agreements with GIP, whereby GIP will invest up to $700 million in the Ruby project. Upon satisfaction of various closing conditions, GIP will acquire a 50 percent equity interest in the project.

Global Infrastructure Partners

Global Infrastructure Partners is an independent infrastructure fund that invests worldwide in infrastructure assets and businesses in both OECD and select emerging market countries. GIP targets investments in power and utilities, natural resources infrastructure, air transport infrastructure, seaports, freight railroad, water distribution and treatment and waste management. GIP has offices in New York, London, Hong Kong and Sydney and portfolio operations headquarters in Stamford, Connecticut. For more information, visit www.global-infra.com.

Cautionary Statement Regarding Forward-Looking Statements (Update)

This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to obtain all necessary regulatory approvals on a timely basis; our ability to construct  the Ruby pipeline project on a timely basis and within our projected costs; the uncertainties associated with governmental regulation; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts Investor and Media Relations

Bruce L. Connery, Vice President	Bill Baerg, Manager
Office: (713) 420-5855	Office: (713) 420-2906

Global Infrastructure Partners Investors	Media

Caryn Feinberg caryn.feinberg@global-infra.com	Jack Cowell jack.cowell@global-infra.com
(212) 315-8183	(212) 315-8133